U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                         Commission File Number 0-28097


                           NOTIFICATION OF LATE FILING


(Check One):  [X] Form 10-K and 10-KSB    [  ] Form 11-K    [  ] Form 20-F
              [ ] Form 10-Q and 10-QSB    [  ] Form N-SAR

     For the Period Ended: December 31, 2000
                           -----------------

     [ ]  Transition Report on Form 10-K
     [ ]  Transition Report on Form 20-F
     [ ]  Transition Report on Form 11-K
     [ ]  Transition Report on Form 10-Q
     [ ]  Transition Report on Form N-SAR

     For the Transition Period Ended: ________________



                                     PART I
                             REGISTRANT INFORMATION

                              DOCTORSURF.COM, INC.
                     ---------------------------------------
                             Full Name of Registrant


                        ---------------------------------
                            Former Name if Applicable

                       6925 112TH Circle North, Suite 101
                        ---------------------------------
            Address of Principal Executive Office (Street and Number)

                              Largo, Florida 33773
                          -----------------------------
                            City, State and Zip Code

                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

 [X]     (a)  The reasons  described in  reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [ ]     (b)  The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 [  ]    (c)  The  accountant's  statement  or other  exhibit  required by Rule
              12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Doctorsurf.com, Inc. (the "Company") could not file its Form 10-KSB for the year ended December 31, 2000 within the prescribed time period because of the substantial additional effort required to accurately prepare the Company's consolidated financial statements during the period.

     The Company is diligently working to complete the Form 10-KSB and expects to file it in its entirety on or before the fifteenth calendar day following the prescribed due date.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                                  Rakesh K. Sharma    727          546-6473
                                 -----------------------------------------------
                                  (Name)          (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                [X] Yes  [ ] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

See Attachment A.

                                              Doctorsurf.com, Inc.
                                   ---------------------------------------------
                                   (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 29, 2001                   By: /s/ RAKESH K. SHARMA
---------------------                  -----------------------------------------
                                       Name:  Rakesh K. Sharma
                                       -----------------------------------------
                                       Title: President
                                       -----------------------------------------

                                  ATTACHMENT A


         The Company expects that results of operations for the year ended December 31, 2000 will not be comparable to the period from May 14, 1999 (date of inception) through December 31, 1999, due to the fact that results of operations for year ended December 31, 2000 include the full year, whereas the period ended December 31, 1999 only reflects the Company's results of operations from May 14, 1999 (date of inception) through December 31, 1999.